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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 9 to the Registration Statement on Form N-4 ("Registration Statement") of our report dated March 7, 2008, except as it relates to the effects of the change in accounting for reinsurance of certain of the Company's long duration insurance contracts as reflected in Note 2 to the financial statements, as to which the date is July 31, 2008, relating to the financial statements of PHL Variable Insurance Company, which appear in Item 5 of Form 10-Q for the period ended June 30, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
December 30, 2008